SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                          Form 8-K

                       CURRENT REPORT
  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                         ACT OF 1934

  Date of Report (Date of earliest event reported) July 29, 2003



               KENNETH COLE PRODUCTIONS, INC.
    (Exact name of registrant as specified in its charter)

               Commission File Number  1-13082


            New York                           13-3131650
  (State or other jurisdiction of            (I.R.S. Employer
   incorporation or organization)             Identification Number)

     603 West 50th Street, New York, NY         10019
   (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code (212) 265-1500


                       Not Applicable
 (Former name or former address, if changed since last report)

Item 5.  Other Events.


      On July 29, 2003, Kenneth Cole Productions, Inc. (the "Company") (NYSE: KCP) issued a press release announcing the Company's second quarter ended June 2003 results, which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.


Item 7.  Financial Statements and Exhibits.

     (c) Exhibits:

          99.1 Press release dated July 29, 2003.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.




                              Kenneth Cole Productions, Inc.
                              Registrant



Dated: July 29, 2003        By:    /s/ STANLEY A. MAYER
                            Name:  Stanley A. Mayer
                            Title: Executive Vice President and
                                   Chief Financial Officer

                        Exhibit Index

Exhibit No.                   Description

     99.1                Press Release date July 29, 2003

Company Contact:              Investor Relations Contact:
Stanley Mayer                 James R. Palczynski
Chief Financial Officer       Principal
Kenneth Cole Productions,Inc. Integrated Corporate Relations, Inc.
 (212) 265-1500                (203) 222-9013


  Kenneth Cole Productions Announces Second Quarter Results
Reports Year-Over-Year EPS increase of 15.4% to $0.30 versus
$0.26
Operating Margin improves 140 Basis Points to 9.7%
 Establishes Regularly Quarterly Dividend of $0.075 for All
                     Common Shareholders

New York, New York, July 29, 2003 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE:KCP) today reported financial results for the second quarter ended June 30, 2003. Earnings per fully diluted share for the second quarter increased 15.4% to $0.30 versus $0.26 last year, in-line with prior guidance and ahead of the current consensus expectation of $0.29, despite a 2.3% reduction in net revenue to $96.9 million versus $99.3 million in the prior year's period.
     Chairman and Chief Executive Officer Kenneth Cole said, "We achieved our short-term earnings goal and improved our operating margin despite difficult market conditions. Our focus continues to be on improving our merchandising, managing our inventory, controlling our costs, and furthering our diversification initiatives."
     Wholesale revenues for the second quarter decreased to $48.6 million versus $53.6 million from the same quarter last year. Second quarter consumer direct revenues of $39.5 million were approximately even with the prior year's level of $39.6 million. While a 4.4% decrease in comparable store sales offset contributions from new stores, the company noted that its comparable store sales trend has improved. Licensing revenue for the second quarter continued a strong pace of growth and was up 47.1% to $8.8 million versus the year-ago level of $6.0 million. The increase was driven by new licenses such as fragrance and women's jewelry as well as a strong performance from men's and women's sportswear.
     Gross margin for the second quarter decreased to 45.4% versus 46.4% in the second quarter of last year, due in part to the impact of a weaker dollar and a difficult retail environment. SG&A margin for the second quarter improved to 35.7% versus 38.1% in the year-ago period due to effective cost controls.
     As a result of the above factors, the Company's second quarter operating income increased 13.3% to $9.4 million versus the year-ago level of $8.3 million. Operating margin improved 140 basis points to 9.7% of sales versus 8.3% in the comparable period last year. Earnings per fully-diluted share increased 15.4% to $0.30 versus $0.26 in the year-ago quarter.
     The Company's consolidated inventories of $47.7 million on June 30, 2003 decreased 4.8% versus the year-ago level of $50.1 million. Wholesale inventories declined 4.9% to $25.9 million and Consumer Direct inventories decreased 4.6% to $21.7 million.
     The Company also today reiterated comfort with its prior earnings guidance for the second half of the year and, further, delineated guidance for the third and fourth quarters of 2003. The Company expects to report third quarter sales and earnings of $125 million to $128 million and $0.47 to $0.50, respectively; and fourth quarter sales and earnings of $118 million to $122 million and $0.46 to $0.48, again respectively.
     The company also announced today that its board of directors had approved the establishment of a regular quarterly dividend of $0.075 per share payable to all common shareholders. The record date will be August 28, 2003, payable on September 18, 2003.
     Mr. Cole concluded, "While we will continue to operate conservatively due to the current state of the retail market, we remain optimistic and confident in each of our business groups' ability to generate growth while maintaining profitability. We've maintained the integrity of each of our brands and are enthusiastic about our prospects. We're very pleased to announce the initiation of a quarterly dividend and will continue to utilize our strong financial position to the benefit of our shareholders. As we go forward, we continue to look ahead enthusiastically to a wide range of opportunities for growth and enhanced value."

About Kenneth Cole Productions, Inc.
Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the brand names Kenneth Cole New York, Reaction Kenneth Cole, and Unlisted, a Kenneth Cole Production. The Company has also granted a wide variety of third party licenses for the production of men's, women's, and children's apparel, and several men's and women's accessory categories. The Company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumer catalogs and e-commerce.

To find out more about Kenneth Cole Productions, Inc. (NYSE:
KCP), visit our website at www.kennethcole.com.


Forward Looking Statement Disclosure
The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                 Kenneth Cole Productions, Inc.

             (In thousands, except per share amounts)
                                 Quarter Ended         Six Months Ended
                          6/30/03   6/30/02              6/30/03  6/30/02
Net sales                  $   88,096  $   93,245    $  190,213  $  180,535

Licensing and other             8,832       6,005        16,839      11,626
revenue
                           ----------  ----------    ----------  ----------
Net revenue                $   96,928  $   99,250    $  207,052  $  192,161
                           ==========  ==========    ==========  ==========
Gross profit                   43,991      46,093        91,573      89,857

Selling, gen'l &               34,622      37,823        72,353      73,090
administrative
                           ----------  ----------    ----------  ----------
Operating income                9,369       8,270        19,220      16,767

Interest income                   250         330           492         597
                           ----------  ----------    ----------  ----------
Income before taxes             9,619       8,600        19,712      17,364

Income tax expense              3,559       3,182         7,293       6,425
                           ----------  ----------    ----------  ----------
Net income                 $    6,060  $    5,418    $   12,419  $   10,939
                           ==========  ==========    ==========  ==========

Net income per share: Basic     $ .31       $ .28          $.64        $.56

Net income per share: Diluted   $ .30       $ .26          $.61        $.53

Average shares
outstanding:  Basic        19,505,000  19,670,000    19,524,000  19,656,000

Average shares
outstanding: Diluted       20,245,000  20,838,000    20,346,000  20,621,000

Balance Sheet Data:           6/30/03        12/31/02        6/30/02
Cash                         $ 102,401      $  91,549       $  76,095
Due from Factor/Accounts
Receivable                      36,120         38,770          33,964
Inventory                       47,680         43,724          50,073
Total Assets                   256,207        240,317         226,046
Working Capital                135,175        124,103         110,615
Accounts Payable                39,158         33,634          34,133
Debt                                 0              0               0
Total Shareholders' Equity     174,530        164,902         152,618